Exhibit 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)

Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong.

香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室

Tel 電話: (852) 2126 2388      Fax 傳真: (852) 2122 9078
Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NaaS Technology Inc. of our report dated May 30, 2022 (“except for the effects of the restatement as described in Note 1, as to which the date is March 27, 2023”) and May 9, 2024 relating to the combined financial statements and schedules of Dada Auto Inc. as of December 31, 2021 and the financial statements and schedules of NaaS Technology Inc. as of December 31, 2023, which appears in the Annual Report on Form 20-F of NaaS Technology Inc. filed on May 30,2023 and May 9, 2024.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

August 26, 2024